FORM S-8


     REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933


                BEVERLY NATIONAL CORPORATION
     (Exact name of registrant as specified in its charter)


      Massachusetts	                        04-1087364
(State or other jurisdiction of          (I.R.S. Employer
incorporation or organization)           Identification No.)


240 Cabot Street, Beverly, Massachusetts     01915
(Address of Principal Executive Offices)    (Zip Code)


                  Beverly National Corporation
         1987 Incentive Stock Option Plan for Key Employees,
                         as Adjusted


                  Beverly National Corporation
          1987 Directors' Plan, as Amended and Adjusted


                  Lawrence M. Smith, President
                  Beverly National Corporation
                        240 Cabot Street
                  Beverly, Massachusetts  01915
             (Name and address of agent for service)


                         (508) 922-2100
 (Telephone number, including area code, of agent for service)


                            Copy to:

                      David F. Hannon, Esq.
            Craig and Macauley Professional Corporation
                      Federal Reserve Plaza
                       600 Atlantic Avenue
                    Boston, Massachusetts 02210

                  Calculation of Registration Fee
----------------------------------------------------------------
                             Proposed   Proposed
Title of	                   maximum    maximum
securities                   offering   aggregate   Amount of
to be        Amount to be    price per  offering    registration
registered   registered      unit(1)    price       fee
-----------------------------------------------------------------

Common Stock,
$2.50 par     46,500* shares  $14.00      $  651,000    $225
value

Common Stock,
$2.50 par    54,000** shares	 $11.90      $  642,600    $222
value

             --------------               ----------    ----
TOTALS       100,500 shares               $1,293,600    $447
             --------------               ----------    ----


 *  Pursuant to 1987 Incentive Stock Option Plan for Key
Employees.
**  Pursuant to 1987 Directors' Plan.
(1)	Pursuant to Rule 457(h), represents exercise prices of
outstanding options.

                    TABLE OF CONTENTS


                                                      Page


I.  INFORMATION REQUIRED IN THE SECTION
    10(a)PROSPECTUS..................................... 1


    Item 1 - Plan Information........................... 1


    Item 2 - Registrant Information and Employee Annual
             Information................................ 1


II. INFORMATION REQUIRED IN THE REGISTRATION
    STATEMENT........................................... 2


    Item 3 - Incorporation of Documents by Reference.... 2


    Item 4 - Description of securities.................. 2


    Item 5 - Interests of Named Experts and Counsel..... 5


    Item 6 - Indemnification of Directors and Officers.. 5


    Item 7 - Exemption from Registration Claimed........ 6


    Item 8 - Exhibits................................... 6


    Item 9 - Undertakings............................... 6

                           PART I


      INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS




Item 1.  Plan Information*




Item 2.  Registrant Information and Employee Annual Information*









* Information required by Part I of Form S-8 to be contained in a Section 10(a) Prospectus is omitted from the Registration Statement in accordance with Rule 428 under the Securities Act of 1933 (the "Securities Act") and the Note to Part I of Form S-8.

                           PART II


           INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


Item 3.  Incorporation of Documents by Reference.

     The following documents filed with the Securities and Exchange Commission by the Registrant are hereby incorporated by reference in this Registration Statement and made a part thereof as of their respective filing dates:

     1. The Registrant's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1994.

     2. The Registrant's Quarterly Reports on Form 10-QSB for the fiscal quarters ended March 31, 1995, June 30, 1995 and
September 30, 1995.

     3. All other reports filed by the Registrant or the Plan pursuant to Section 13(a) or 15(d) of the Securities Exchange
Act of 1934 ("Exchange Act") since December 31, 1994.

     4. All documents filed by the Corporation or the Plan pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold.


Item 4.  Description of Securities.
         -------------------------

     The Corporation is authorized to issue up to 2,500,000 shares of Common Stock, $2.50 par value. As of the date hereof, there are 751,172 shares of Common Stock outstanding.

Dividend Rights
---------------

     Holders of the Registrant's Common Stock are entitled to receive such dividends as are declared by its Board of Directors out of funds legally available therefor.

     The Corporation's ability to pay dividends to its shareholders is dependent, among other things, on the Corporation's financial performance and on the Bank's ability to pay dividends to the Corporation.

Voting Rights - Non-Cumulative Voting
-------------------------------------

     Holders of shares of the Corporation's Common Stock are entitled to one vote for each share of stock held by them. The shares of Common Stock of the Corporation do not have cumulative voting rights. This means that the holders of more than 50% of the shares of Common Stock of the Corporation voting for the election of Directors can elect 100% of the class of Directors standing for election at any meeting if they choose to do so, and in such event, the holders of the remaining shares voting for the election of Directors will not be able to elect any person or persons to the Board of Directors of the Corporation at the meeting.

     Holders of the Corporation's Common Stock have preemptive rights entitling them to participate in new issues of Common Stock in proportion to their stockholding at the time of issue under such terms as the Board of Directors may determine to be fair and reasonable. However, such rights are not available where, among other things, the Corporation issues its Common Stock (1) in consideration for services rendered, (2) to discharge indebtedness, (3) as dividends, (4) in exchange for other securities of the Corporation, (5) pursuant to any prior or subsequent option or right granted by the Corporation, (6) pursuant to the exercise, issuance or grant of any option to purchase such shares to a Director or employee of the Corporation, or (7) in consideration for any property other than cash.

Liquidation Rights
------------------

     In the event of dissolution of the Corporation and the liquidation thereof, the holders of Corporation Common Stock will be entitled to receive pro rata any assets distributable to shareholders in respect of shares held by them.

Election of Directors
---------------------

     Under both the Articles of Organization and the By-Laws of the Corporation, the Board of Directors is divided into three
(3) approximately equal classes. One-third of the Corporation's Directors is elected each year at the Annual Meeting of Shareholders. Directors, in each case, serve until their successors are duly elected and qualified or until their earlier resignation, removal from office or death.

     The provision of the Corporation's Articles of Organization which sets forth the division of the Board into three classes may be amended only by the affirmative vote of at least 80% of the shares of each class of the Corporation's stock outstanding and entitled to vote.

Extraordinary Corporate Transactions and Changes in Control
-----------------------------------------------------------

     Under the Corporation's Articles of Organization, neither the Corporation nor any of its subsidiaries, including the Bank, may be a party to any merger or consolidation, liquidation or dissolution, sale of all, substantially all or a substantial part of its assets, or any reclassification or recapitalization of its stock unless one of the following conditions shall have been met: (i) the transaction has been approved by at least 80% of the total number of shares of stock of the Corporation entitled to vote on the matter not owned by the entity other than the Corporation which is a party to the transaction (the "Receiving Entity"); (ii) the transaction has been approved by at least 80% of the members of the Corporation's Board of Directors not affiliated with the Receiving Entity or any affiliate or subsidiary thereof (the "Unaffiliated Directors");
(iii) the transaction has been approved by the holders of at least a majority of the shares of each class of stock of the Corporation entitled to vote on the matter not owned by the Receiving Entity, and the aggregate of the cash and fair market value of all consideration to be paid to holders of the Corporation's stock is equal to the amounts determined under a formula set forth in the Corporation's Articles of Organization.

     Certain acquisitions of the Corporation's Common Stock are subject to the provisions of Chapters 110D of the Massachusetts General Laws ("Chapter 110D"). Under Chapter 110D, a vote of shareholders will be necessary to determine whether shares of Common Stock acquired in a "control share acquisition" will have voting rights. Subject to various exceptions set forth in Chapter 110D, a control share acquisition generally means an acquisition of Common Stock in which any person, including his associates, acquires beneficial ownership of stock which, when aggregated with all other stock of the Corporation owned by such person, increases his voting power to one of the following ranges of voting power: (i) one fifth or more but less than one third, (ii) one third or more less than a majority, or (iii) a majority or more. All shares acquired within ninety days before or after a control share acquisition or pursuant to a plan to make a control share acquisition are deemed to be part of the control share acquisition.

     Under Chapter 110F, the Corporation may not engage in a "business combination" with an "interested stockholder" for a period of three years following the date that such stockholder became an interested stockholder, unless (1) prior to such date the Board of Directors approves either the business combination or the transaction which results in the stockholder becoming an interested stockholder, (2) upon consummation of the transaction which results in the stockholder becoming an interested stockholder, the interested stockholder owns at least 90% of the voting stock of the Corporation, or (3) on or subsequent to the date the stockholder becomes an interested stockholder, the business combination is approved by the Board of Directors and authorized by at least 2/3 of the outstanding voting stock of the Corporation not owned by the interested stockholder. The term "interested stockholder" is generally defined to mean any person other than the Corporation or a majority-owned subsidiary who, together with associates and affiliates, is the owner of 5% or more of the outstanding voting stock of the Corporation. In certain instances involving acquisitions by brokers or dealers, banks, or other entities, the 5% threshold is increased to 15%. The term "business combination" includes any merger or consolidation of the Corporation or any majority-owned subsidiary of the Corporation with the interested stockholder; any sale, lease, exchange, mortgage, pledge, transfer or other disposition, except proportionately as a stockholder of the corporation, to or with the interested stockholder, of assets of the Corporation or a subsidiary having a market value equal to 10% or more of either the market value of the Corporation's assets or the market value of the Corporation's outstanding stock; and certain other transactions.

Item 5.  Interest of Named Experts and Counsel.
         -------------------------------------

     Not applicable.


Item 6.  Indemnification of Directors and Officers.
         -----------------------------------------

     In general, Article V, Section 9 of the Corporation's By-Laws provides for indemnification of each director, officer, employee or agent of the Corporation, any former director, officer, employee or agent of the Corporation and any person who, at the request of the Corporation, is or shall have been a director, officer, employee or agent of another organization or is serving or shall have served in any capacity with respect to any employee benefit plan, against all liabilities and expenses reasonably incurred by such person in connection with, or arising out of, any action, suit or proceeding in which such person may be a party defendant or with which he may be threatened or otherwise involved, directly or indirectly, by reason of his being or having been a director, officer, employee or agent of the Corporation or such other organization or by reason of his having served with respect to such employee benefit plan, except in relation to matters as to which such person shall be finally adjudged (other than by consent) in such action, suit or proceeding not to have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation or the participants or beneficiaries of such employee benefit plan, as the case may be, and, with respect to any criminal action or proceeding, only to the extent that he had no reasonable cause to believe his conduct was unlawful.

Item 7.  Exemption from Registration Claimed.
         -----------------------------------

     Not applicable.

Item 8.  Exhibits
         --------

     The Exhibits to this Registration Statement are listed in the Exhibit Index on page 10 of this Registration Statement, which Index is incorporated herein by reference.

     The Corporation will submit or has submitted the 1987 Incentive Stock Option Plan for Key Employees ("ISO Plan") and any amendment thereto to the Internal Revenue Service ("IRS") in a timely manner and has made or will make all changes required by the IRS in order to qualify the ISO Plan.

Item 9.  Undertakings
         ------------

     A.  The undersigned Corporation hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration
Statement to:

          (i)   Include any prospectus required by Section
                 10(a)(3) of the Securities Act of 1933;

          (ii)	 Reflect in the prospectus any facts or events
                which, individually or together, represent a fundamental change in the information in the Registration Statement;

          (iii) Include any additional or changed material information on the plan of distribution;

provided, however, that paragraphs (A)(1)(i) and (A)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Corporation pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

     (2) For determining liability under the Securities Act of 1933, to treat each post-effective amendment as a new
Registration Statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

     (3) To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

     B. The undersigned Corporation hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Corporation's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     C. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Corporation pursuant to the foregoing provisions, or otherwise, the Corporation has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Corporation of expenses incurred or paid by a director, officer, or controlling person of the Corporation in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Corporation will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Corporation certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Beverly, Commonwealth of Massachusetts, on January 18, 1996.

                           BEVERLY NATIONAL CORPORATION


                           By:/s/ Lawrence M. Smith
                              -----------------------------
                              President

                     POWER OF ATTORNEY
                     -----------------

     We, the undersigned Directors and officers of Beverly National Corporation, do hereby severally constitute and appoint Lawrence M. Smith and Peter E. Simonsen, or either of them, our true and lawful attorneys and agents, to do any and all acts and things in our name and behalf in our capacities as Directors and officers and to execute any and all instruments for us in our name in the capacities indicated below, which said attorneys and agents, or any of them, may deem necessary or advisable to enable said Corporation to comply with the Securities Act of 1933, as amended, and any rules, regulations, and requirements of the Securities and Exchange Commission, in connection with this Registration Statement on Form S-8, including specifically but without limitation, power and authority to sign for us or any of us, in our names in the capacities indicated below, any and all amendments (including post-effective amendments) hereto; and we do each hereby ratify and confirm all that said attorneys and agents, or any one of them, shall do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

   Signature                 Title               Date
-----------------       -----------------     -----------

/s/ Lawrence M. Smith
---------------------    President and         January 18, 1996
    Lawrence M. Smith       Director


/s/ Peter E. Simonsen
---------------------    Vice President        January 18, 1996
    Peter E. Simonsen    (Principal Financial
                         and Accounting Officer)

/s/ Lawrence M. Smith
----------------------  Chairman of the Board  January 18, 1996
    Lawrence M. Smith   and Director


/s/ Richard H. Booth
----------------------  Director                January 18, 1996
    Richard H. Booth


/s/ Neiland J. Douglas, Jr.
----------------------  Director                January 18, 1996
    Neiland J. Douglas, Jr.


/s/ John N. Fisher
----------------------  Director                January 18, 1996
    John N. Fisher


/s/ John L. Good, III
----------------------  Director                January 19, 1996
    John L. Good, III


/s/ Alice B. Griffin
----------------------  Director                January 18, 1996
    Alice B. Griffin


/s/ Clark R. Smith
----------------------  Director                January 18, 1996
    Clark R. Smith


/s/ Barry A. Sullivan
----------------------  Director                January 18, 1996
    Barry A. Sullivan


/s/ James D. Wiltshire
----------------------  Director                January 18, 1996
    James D. Wiltshire


6435O

                           EXHIBIT INDEX

Number                        Exhibit
------                        -------

4(a)                 Beverly National Corporation
                     1987 Incentive Stock Option
                     Plan for Key Employees, as
                     Adjusted

4(b)                 Beverly National Corporation
                     1987 Directors' Plan, as Amended
                     and Adjusted

5                    Opinion of Counsel
                     Re:  Legality

23(a)                Consent of Craig and Macauley
                     Professional Corporation
                     (contained in its Opinion filed
                     as Exhibit 5)

23(b)                Consent of Shatswell, MaCleod
                     & Company, P.C.


24 Power of Attorney (included on signature page hereof)



6487O:12